CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF KNOWLES CORPORATION Knowles Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows: 1. This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 30, 2019 (the “Certificate of Incorporation”). 2. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL. 3. Article SIXTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30th day of April, 2024. KNOWLES CORPORATION By: /s/ Robyn B. Martin Name: Robyn B. Martin Its: Associate General Counsel & Assistant Corporate Secretary